Exhibit 99.1

BROWN SHOE REPORTS SECOND QUARTER FINANCIAL RESULTS IN
LINE WITH PRIOR ESTIMATES; ESTABLISHES THIRD QUARTER
GUIDANCE AND ADJUSTS FULL YEAR GUIDANCE

Highlights:

▪	Net earnings of $9.8 million or $0.22 per diluted share, in line with the Company’s previously issued guidance range of $0.22 to $0.24;
▪	Adjusts full-year guidance range to $1.58 to $1.63 per diluted share, from previous estimate of $1.55 to $1.59, inclusive of reduced Earnings Enhancement Plan costs of $0.25 per diluted share;
▪
Continues to expect to achieve Earnings Enhancement Plan savings estimates, however the Company now estimates lower costs in 2007, reducing fiscal 2007 cost expectations from $0.31 to $0.25 per diluted share;

▪	Establishes third quarter guidance range of $0.62 to $0.67 per diluted share, inclusive of $0.08 per diluted share in Earnings Enhancement Plan costs;
▪	Famous Footwear records second quarter same-store sales increase of 3.6 percent, driving a 59.3 percent increase in operating earnings and a 190 basis point expansion in operating margin;
▪	Wholesale revenue declines 12.6 percent in the quarter, however gross margins expand by 160 basis points as the Company continues to focus on its higher-margin branded business;
▪
Announces plan to consolidate direct-to-consumer businesses as part of Earnings Enhancement Plan.  The Company will close its Los Angeles office and relocate the Shoes.com operations to its St. Louis headquarters;

▪
Announced plans for international expansion of Naturalizer and Via Spiga in China and Naturalizer in Japan and announced plans to make a minority investment in Edelman Shoe Inc. with option to acquire the company in five years.

ST. LOUIS, MISSOURI, August 29, 2007 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the second quarter of fiscal 2007 ended August 4, 2007.

Consolidated net sales were $576.6 million, a decrease of 0.5 percent compared to $579.3 million in the second quarter of fiscal 2006.  Net earnings were $9.8 million, or $0.22 per diluted share, versus net earnings of $15.2 million, or $0.35 per diluted share in the prior-year period.  Second quarter fiscal 2007 earnings include charges related to the Company’s Earnings Enhancement Plan of $0.08 per diluted share.  Second quarter fiscal 2006 earnings included a net gain of $0.08 per diluted share from net insurance recoveries related to environmental remediation costs at its Denver, CO facility offset by costs related to the Company’s Earnings Enhancement Plan.  On an adjusted basis, net earnings were $13.4 million, or $0.30 per diluted share, compared to net earnings of $12.0 million or $0.27 per diluted share for the thirteen weeks ended July 29, 2006, an 11.1% increase.  See Schedule 4 attached for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures.”

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “Our strong execution and integrated business model enabled us to achieve the low-end of our guidance range in a difficult retail environment.  This performance demonstrates Brown Shoe’s many strengths, including strong execution in design, sourcing and distribution, our fiscal discipline, and the advantages of operating a diversified portfolio of footwear brands.  Our consumer-driven model continues to mitigate risk while our diversification by brand, price point, channel and now geography provides us with multiple opportunities from which to grow.”

Fromm continued, “Once again, Famous Footwear led our performance generating a same-store sales increase of 3.6 percent and a 59.3 percent increase in operating earnings.  Although our wholesale revenues declined 12.6 percent, our gross margins improved by 160 basis points, as we continue to rebalance our efforts toward our higher-margin branded business.  The remainder of the year may be challenging, but we continue to focus on our key strategies and initiatives, and we expect them to lead to increased revenue growth at higher rates of profitability in the future.”

SEGMENT HIGHLIGHTS
Retail Division
Total sales at Famous Footwear rose 8.0 percent to $316.1 million compared to $292.7 million for the same 13-week period last year.  Same-store sales for the quarter ended August 4, 2007 increased 3.6 percent over the quarter ended July 29, 2006.  Operating earnings increased 59.3 percent to $19.0 million, or 6.0 percent of sales, compared to $11.9 million, or 4.1 percent of sales, in the year-ago period.  Famous Footwear opened 22 new stores and closed seven during the quarter, resulting in 1,024 stores open at the end of the quarter compared to 963 during the year-ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported sales in the quarter of $62.0 million, a 4.3 percent increase over last year’s $59.5 million.  Same-store sales declined 1.3 percent while sales at Shoes.com grew by 45.2 percent.  The segment’s operating loss was $1.7 million compared to a loss of $1.5 million in the year earlier period.  The segment’s operating profit decline versus the year ago period was related to lower gross margins at the Shoes.com division.  During the quarter, four new stores were opened and five were closed, resulting in 279 stores open at the end of the quarter, compared to 305 at the end of the year-ago period.

Wholesale Division
Wholesale sales declined 12.6 percent in the quarter to $198.4 million compared to $227.2 million in the previous year.  Improved performances from Naturalizer, Children’s, and Dr. Scholl’s during a tough retail environment were more than offset by the exiting of the Bass license at the end of 2006 and the reduced emphasis on private label business, leading to lower-than-expected sales.  Gross margins increased by 160 basis points in the quarter, as the Company continues to shift resources to higher-margin branded and private brand businesses.  As expected, operating earnings declined in the quarter to $12.9 million versus $19.1 million in the year-ago period.  The decline was driven by de-leveraging due to lower sales, a shift in the timing of the World Shoe Association trade show in July, start-up costs related to the China joint venture, and higher costs related to the Earnings Enhancement Plan.

Balance Sheet
Inventory at August 4, 2007 was $474.5 million, as compared to $480.4 million last year.  Inventory at the Company’s Famous Footwear division was down $2.1 million in the quarter versus the same period last year, while operating 61 more stores.  The Company’s debt-to-capital ratio at the end of the quarter was 21.1 percent, compared to 29.9 percent at the same time last year.

Strategic Initiatives Update
Costs during the quarter related to the Company's Earnings Enhancement Plan were in line with expectations, as the Company incurred after-tax costs of $3.6 million or $0.08 per diluted share in the quarter.  Additionally, the Company made the determination in the second quarter to consolidate its direct-to-consumer operations. As such, the Company will close its Los Angeles office and move its Shoes.com business to its St. Louis, MO headquarters.  The Company believes these changes will improve the efficiency of Shoes.com’s operations by further integrating it into the Company’s direct-to-consumer platform.  Costs related to this move are expected to be incurred primarily in the third quarter.  The Company continues to work on other initiatives related to this plan.  In doing so, it has determined that certain costs will be incurred later than expected:
•
In 2007, after-tax implementation costs are now estimated to be approximately $11 million, decreasing from previous estimates of $14 million, while the Company continues to expect to realize after-tax benefits of $10 to $12 million;

•
In 2008, after-tax implementation costs are estimated to be approximately $8 million, increasing from previous estimates of $5 million, and annual after-tax benefits upon completion in late 2008 continue to be estimated to be $17 to $20 million.

Full-Year and Third Quarter 2007 Guidance
For fiscal 2007, the Company now estimates that sales will range from $2.44 billion to $2.46 billion and expects net earnings per diluted share of $1.58 to $1.63.  This guidance includes estimated costs related to the Company’s Earnings Enhancement Plan of $0.25 per diluted share.  On an adjusted basis, net earnings per diluted share are now estimated to be $1.83 to $1.88.  This estimate is predicated on a same-store-sales increase at Famous Footwear of 2.0 to 3.0 percent for the full year.  Wholesale division sales are expected to decline 11 to 12 percent in 2007, with growth at its branded businesses offset by the exit of the Bass license and decline in its private label business. However, the Company expects sales will grow in its Wholesale division in 2008 by mid-single digits, as it continues to execute its growth initiatives.  Additionally, the Company expects its effective tax rate to increase by approximately 400 basis points in fiscal 2007 compared to the previous year, primarily because of a reduced mix of lower tax rate foreign earnings.

For the third quarter of 2007, the Company expects sales of $674 million to $684 million compared to $676.8 million in the year-ago period.  Net earnings per diluted share in the quarter are estimated to be $0.62 to $0.67 as compared to $0.62 per diluted share in the previous year.  This guidance range includes estimated charges and implementation costs of the Company’s Earnings Enhancement Plan of $0.08 in the third quarter of 2007.  In the third quarter of 2006, the Company incurred charges of $0.03 per diluted share related to its exiting of the Bass license.  On an adjusted basis, the Company expects third quarter 2007 net earnings per diluted share of $0.70 to $0.75 an increase of 7.7 to 15.4 percent compared to $0.65 per diluted share in the same period a year ago.  Third quarter guidance is predicated on a same-store sales range at Famous Footwear of negative 1.0 to positive 1.0 percent, which follows a same-store sales increase in the third quarter of 2006 of 8.2 percent and reflects the change in the retail reporting calendar in 2007 following a 53-week year in 2006.  In 2007, this shift causes the third quarter to begin on August 5, 2007 and end on November 3, 2007 and thereby shifts one week of the Back-to-School selling season into the second quarter.  Third quarter Wholesale sales are expected to decline nine to ten percent, with growth in the Company’s branded businesses offset by the exit of the Bass license and a reduced emphasis on private label business.  See Schedule 5 attached for a reconciliation to GAAP net earnings.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges, recoveries, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss second quarter 2007 results will be held this morning at 9:00 a.m. EDT.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its strategic earnings enhancement plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; and (x) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 3, 2007, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward- looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe is a $2.5 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the 1,000-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
314-854-4134	314-982-0551

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands)	August 4, 2007	July 29, 2006
ASSETS

Cash and Cash Equivalents	$64,335	$31,001
Receivables, Net	110,440	137,804
Inventories, Net	474,541	480,409
Other Current Assets	33,672	26,973
Total Current Assets	682,988	676,187

Property, Plant and Equipment – Net	141,995	122,031
Other Assets	322,419	304,301
	$1,147,402	$1,102,519

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowing Under Revolving Credit Agreement	$–	$50,000
Trade Accounts Payable	217,119	227,316
Accrued Expenses	127,891	120,372
Income Taxes	1,961	2,366
Total Current Liabilities	346,971	400,054

Long-Term Debt	150,000	150,000
Deferred Rent	37,209	34,119
Other Liabilities	53,051	49,488
Shareholders’ Equity	560,171	468,858
	$1,147,402	$1,102,519

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006

Net Sales	$576,571	$579,319	$1,142,919	$1,154,857
Cost of Goods Sold	345,577	355,299	682,122	707,840

Gross Profit	230,994	224,020	460,797	447,017
– % of Sales	40.1%	38.7%	40.3%	38.7%

Selling & Administrative Expenses	213,031	197,754	425,283	402,157
– % of Sales	37.0%	34.1%	37.2%	34.8%

Operating Earnings	17,963	26,266	35,514	44,860

Interest Expense, Net	2,835	3,941	6,193	8,145

Earnings Before Income Taxes	15,128	22,325	29,321	36,715

Income Tax Provision	5,298	7,134	9,855	11,493

NET EARNINGS	$9,830	$15,191	$19,466	$25,222

Basic Net Earnings per Common Share	$0.23	$0.36	$0.45	$0.60

Diluted Net Earnings per Common Share	$0.22	$0.35	$0.44	$0.58

Basic Number of Shares	43,609	42,230	43,397	41,950

Diluted Number of Shares	44,508	43,671	44,611	43,641

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Twenty-six Weeks Ended
	August 4, 2007	July 29, 2006

OPERATING ACTIVITIES:
Net earnings	$19,466	$25,222
Adjustments to reconcile net earnings to
net cash provided (used) by operating activities:
Depreciation and amortization	20,837	20,416
Share based compensation expense	5,678	4,944
Loss on disposal or impairment of facilities and equipment	1,056	1,348
Provision for (recoveries from) doubtful accounts	(18)	634
Foreign currency transaction (gains) losses	(124)	67
Changes in operating assets and liabilities:
Receivables	21,802	20,027
Inventories	(54,201)	(66,114)
Prepaid expenses and other current assets	(919)	(8,856)
Trade payables	31,352	54,233
Accrued expenses	(18,429)	(11,037)
Income taxes	532	(1,462)
Deferred rent	(816)	(2,100)
Deferred income taxes	(996)	401
Other, net	437	(1,075)

Net cash provided by operating activities	25,837	36,648

INVESTING ACTIVITIES:
Acquisition cost	(2,750)	(22,700)
Investment in joint venture	(1,020)	–
Capital expenditures	(21,238)	(23,696)

Net cash used by investing activities	(25,008)	(46,396)

FINANCING ACTIVITIES:
Increase (decrease) in Borrowing under Revolving Credit	(1,000)	–
Proceeds from stock options exercised	8,898	7,236
Tax benefit related to share-based plans	5,802	3,717
Dividends paid	(6,245)	(4,553)

Net cash provided by financing activities	7,455	6,400

Effect of exchange rate changes on cash	2,390	61

Increase (decrease) in cash and cash equivalents	10,674	(3,287)

Cash and cash equivalents at beginning of period	53,661	34,288

Cash and cash equivalents at end of period	$64,335	$31,001

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net Earnings (GAAP Basis) to Adjusted Net Earnings (Non-GAAP)

The following is a reconciliation of the Company’s second quarter earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	2nd Quarter 2007		2nd Quarter 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$9,830	$0.22	$15,191	$0.35

Charges / Other Items:

Earnings Enhancement Plan Costs	3,590	0.08	1,231	0.03

Insurance Recoveries, Net	–	–	(4,432)	(0.11)

Total Charges / Items	3,590	0.08	(3,201)	(0.08)

Adjusted Net Earnings	$13,420	$0.30	$11,990	$0.27

The following is a reconciliation of the Company’s first half earnings from GAAP-reported Net Earnings to Adjusted Net Earnings:

(Thousands, except per share data)	1st Half 2007		1st Half 2006
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS

GAAP Earnings	$19,466	$0.44	$25,222	$0.58

Charges / Other Items:

Earnings Enhancement Plan Costs	6,914	0.15	1,231	0.03

Insurance Recoveries, Net	–	–	(4,432)	(0.11)

Total Charges / Items	6,914	0.15	(3,201)	(0.08)

Adjusted Net Earnings	$26,380	$0.59	$22,021	$0.50

SCHEDULE 5

BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to
Adjusted Net Earnings Guidance (Non-GAAP)

The following is a reconciliation of the Company’s third quarter and full-year earnings per share guidance on a GAAP basis (reported and estimated) to Adjusted Net Earnings (Non-GAAP):

	3rd Quarter 2007 Guidance		3rd Quarter 2006	Fiscal 2007 Guidance		Fiscal 2006
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings	$0.62	$0.67	$0.62	$1.58	$1.63	$1.51

Charges / Other Items:

Earnings Enhancement Plan Costs	0.08	0.08	–	0.25	0.25	0.09

Environmental Insurance Recoveries and Charges	–	–	–	–	–	(0.02)

Costs Related to Withdrawal from Bass License	–	–	0.03	–	–	0.05

Total Charges / Items	0.08	0.08	0.03	0.25	0.25	0.12

Adjusted Net Earnings per Share	$0.70	$0.75	$0.65	$1.83	$1.88	$1.63